Filed Pursuant to Rule 433

Registration No. 333-261901

**Full Px Details** Santander Drive Subprime Auto Loan (SDART 2023-6)

Joint Bookrunners: Barclays (str), Mizuho, and Santander

DE&I Co-Managers : Academy, and Cabrera

Anticipated Capital Structure:

CL	Size(mm)	WAL^	Moody’s/Fitch**	P.WIN^	E.MTY^	L.MTY	BENCH	SPRD	Yld(%)	Cpn(%)	Px(%)
===========================================================================================================
A-1	$83.870	0.11	P-1/F1+	1-3	02/24	11/24	I-Curv	*RETAINED*
A-2	$387.860	0.78	Aaa/AAA	3-20	07/25	05/27	I-Curv	+83	6.159	6.08	99.99913
A-3	$166.230	2.10	Aaa/AAA	20-32	07/26	07/28	I-Curv	+118	6.004	5.93	99.99970
B	$118.240	3.03	Aaa/AA	32-42	05/27	04/29	I-Curv	+145	6.063	5.98	99.97865
C	$128.140	3.91	A1/A	42-49	12/27	03/31	I-Curv	+195	6.495	6.40	99.96982
===========================================================================================================

^ Based on 1.50% ABS to 10% Clean-Up Call

**Expected Ratings

-Deal Summary-

Offered Size : $800.470 offered *Deal Will Not Grow*

Exp. Pricing : Priced TOE - 11:35 AM

Exp. Settle : November 21, 2023

Pxg Speed : 1.50% ABS to 10% Call

Offering Format: SEC REG

First Pay Date : 12/15/2023

ERISA Eligible : Yes

Exp. Ratings : Moody’s/Fitch

Min Denoms : $1k x $1k

BBG Ticker : SDART 2023-6

B&D : Barclays

-Available Information-

* Preliminary Prospectus, FWP : Attached

* Intex Deal Name : bcgsdart2023-6_preprice Password: 43U4

* Roadshow Link : www.dealroadshow.com Entry Code: SDART20236(case sensitive)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.